Exhibit 99.7

ELC Group Holdings Ltd.

c/o 745 Lor 5 Toa Payoh

#03-02 The Lifeline Building

Singapore 319455

+65 6802 9119

August 7, 2025

VIA EDGAR

Division of Corporation Finance

Office of Trade & Services
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	ELC Group Holdings Ltd. Registration Statement on Form F-1 (CIK Number: 0002039096) Representations Made Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F

To whom it may concern:

ELC Group Holdings Ltd. is an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”). In connection with the proposed initial public offering of the Company’s Class A ordinary shares to be represented by American depositary shares (the “Offering”), the Company hereby respectfully makes the representations to the Securities and Exchange Commission (the “Commission”) required by Instruction 2 to Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, a company may comply with only the 15-month requirement in Item 8.A.4 of Form 20-F if the company is able to make the representations specified by Instruction 2 to Item 8.A.4 of Form 20-F.

The Company’s filing of the registration statement on Form F-1 (the “Registration Statement”) on the date hereof contained audited financial statements prepared in accordance with accounting principles generally accepted in the United States of America for the years ended June 30, 2023 and 2024, and unaudited financial statements for the six months ended December 31, 2024.

In submitting the Registration Statement, the Company is complying with the 15-month requirement, rather than the 12-month requirement, with respect to the last year of audited financial statements. The Company is submitting this representation letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	the Company is not required by any jurisdiction outside of the United States to issue audited financial statements as of a date not older than 12 months at the time this document is submitted;

2.	compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company;

3.	the Company does not anticipate that its audited financial statements for the year ended June 30, 2025 will be available until October or November 2025; and

4.	in no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the Offering.

The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Please do not hesitate to contact the undersigned at sinyee@elconnect.sg or the Company’s counsel Louise Liu of Morgan, Lewis & Bockius at louise.liu@morganlewis.com if you have any questions regarding the foregoing.

Very truly yours,

ELC Group Holdings Ltd.

By:	/s/ Lee Sin Yee
Name:	Lee Sin Yee
Title:	Finance Manager
(principal financial and accounting officer)

cc:	Leann Koh Bee Khee, Director and Chief Executive Officer, ELC Group Holdings Ltd.
Ms. Louise L. Liu, Morgan, Lewis & Bockius
Mr. Adam Sun, Onestop Assurance PAC